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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 7)*

Shake Shack Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

819047 101

(CUSIP Number)

Jennifer Bellah Maguire

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

(213) 229-7986

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 1, 2016

(Date of Event Which Requires Filing of Statement on Schedule 13D)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), checking the following box.  ☐

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 819047 101	Schedule 13D/A	Page 2 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): Green Equity Investors VI, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,387,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): PN

Note: All share numbers on these cover pages presented on an as-converted basis.

CUSIP No. 819047 101	Schedule 13D/A	Page 3 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): Green Equity Investors Side VI, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,387,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): PN

CUSIP No. 819047 101	Schedule 13D/A	Page 4 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): LGP Malted Coinvest LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☒ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,387,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

CUSIP No. 819047 101	Schedule 13D/A	Page 5 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): GEI Capital VI, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,387,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

CUSIP No. 819047 101	Schedule 13D/A	Page 6 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): Green VI Holdings, LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,387,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

CUSIP No. 819047 101	Schedule 13D/A	Page 7 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): Leonard Green & Partners, L.P.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,387,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): PN

CUSIP No. 819047 101	Schedule 13D/A	Page 8 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): LGP Management, Inc.
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,387,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): CO

CUSIP No. 819047 101	Schedule 13D/A	Page 9 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): Peridot Coinvest Manager LLC
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,387,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): OO (Limited Liability Company)

CUSIP No. 819047 101	Schedule 13D/A	Page 10 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): Jonathan D. Sokoloff
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,387,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): IN

CUSIP No. 819047 101	Schedule 13D/A	Page 11 of 15 Pages

(1)	Name of Reporting Persons: I.R.S. Identification No. of Above Persons (entities only): J. Kristofer Galashan
(2)	Check the Appropriate Box if a Member of a Group (See Instructions): (a) ☐ (b) ☐
(3)	SEC Use Only:
(4)	Source of Funds (See Instructions):
(5)	Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐
(6)	Citizenship or Place of Organization: Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 6,396,592
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 6,396,592
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person: 6,396,592
(12)	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions): ☐
(13)	Percent of Class Represented by Amount in Row (11): 17.6% beneficial ownership of the voting stock based on 36,283,690 shares of Common Stock outstanding as of May 4, 2016
(14)	Type of Reporting Person (See Instructions): IN

CUSIP No. 819047 101	Schedule 13D/A	Page 12 of 15 Pages

ITEM 1.	SECURITY AND ISSUER

This Amendment No. 7 to Schedule 13D (this “Amendment”) relates to shares of Class A common stock, par value $0.001 per share (the “A-Common”) of Shake Shack Inc., a Delaware corporation (the “Issuer”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

The address of the Issuer’s principal executive offices is 24 Union Square East, 5th Floor, New York, NY 10003.

ITEM 2.	IDENTITY AND BACKGROUND

The disclosure provided in Item 2 of the Schedule 13D amended hereby is updated to include the following additional disclosure:

(a)	As of the date of this statement, (i) GEI VI is the record owner of 460,044 shares of A-Common and 3,362,230 shares of the Issuer’s Class B common stock, par value $0.001 per share (“B-Common”), (ii) GEI Side VI is the record owner of 2,278,081 shares of A-Common, and (iii) Malted is the record owner of 27,318 shares of A-Common and 251,668 shares of B-Common.

ITEM 4.	PURPOSE OF TRANSACTION

The disclosure provided in Item 4 of the Schedule 13D amended hereby is updated to include the following additional disclosure:

On May 31, 2016, (i) GEI VI tendered to the Issuer 146,067 LLC Interests and 146,067 shares of B-Common in exchange for 146,067 shares of A-Common, and (ii) Malted tendered to the Issuer 10,933 LLC Interests and 10,933 shares of B-Common in exchange for 10,933 shares of A-Common. Prior and subsequent to the May 31, 2016 redemptions, the Reporting Persons executed the transactions set forth in Item 5(c).

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER

(a) and (b)

Reporting Persons	Number* of Shares With Shared Voting Power	Sole Beneficial Ownership	Shared Beneficial Ownership*	Percentage of Class Beneficially Owned
GEI VI	6,396,592	0	6,387,592	17.6%
GEI Side VI	6,396,592	0	6,387,592	17.6%
Malted	6,396,592	0	6,387,592	17.6%
Jonathan D. Sokoloff	6,396,592	0	6,387,592	17.6%
J. Kristofer Galashan	6,396,592	9,000	6,396,592	17.6%
Other Reporting Persons	6,396,592	0	6,387,592	17.6%

*	All share numbers presented in this table assume full conversion of B-Common to A-Common.

CUSIP No. 819047 101	Schedule 13D/A	Page 13 of 15 Pages

(c)	The following table sets forth all transactions with respect to shares of Common Stock effectuated since the most recent filing on Schedule 13D by any of the Reporting Persons. Each day’s sales comprised open market transactions made on that day, and the price per share reported is the weighted average sale price. The Reporting Persons hereby undertake to provide upon request to the SEC staff, the Issuer, or a security holder of the Issuer full information regarding the number of shares of Common Stock and prices at which the trades were effected.

Reporting Person	Date of Transaction	Number of Shares Sold	Price per Share
GEI VI	May 20, 2016	22,696	$35.02
GEI Side VI	May 20, 2016	13,527	$35.02
Malted	May 20, 2016	1,656	$35.02
GEI VI	May 23, 2016	29,958	$35.02
GEI Side VI	May 23, 2016	17,855	$35.02
Malted	May 23, 2016	2,187	$35.02
GEI VI	May 24, 2016	29,958	$34.77
GEI Side VI	May 24, 2016	17,855	$34.77
Malted	May 24, 2016	2,187	$34.77
GEI VI	May 25, 2016	29,958	$35.02
GEI Side VI	May 25, 2016	17,855	$35.02
Malted	May 25, 2016	2,187	$35.02
GEI VI	May 26, 2016	29,958	$36.70
GEI Side VI	May 26, 2016	17,855	$36.70
Malted	May 26, 2016	2,187	$36.70
GEI VI	May 27, 2016	29,958	$37.54
GEI Side VI	May 27, 2016	17,855	$37.54
Malted	May 27, 2016	2,187	$37.54
GEI VI	May 31, 2016	29,958	$37.87
GEI Side VI	May 31, 2016	17,855	$37.87
Malted	May 31, 2016	2,187	$37.87
GEI VI	June 1, 2016	29,958	$38.18
GEI Side VI	June 1, 2016	17,855	$38.18
Malted	June 1, 2016	2,187	$38.18
GEI VI	June 2, 2016	29,959	$37.49
GEI Side VI	June 2, 2016	17,855	$37.49
Malted	June 2, 2016	2,186	$37.49

(d)	Not applicable.

(e)	Not applicable.

CUSIP No. 819047 101	Schedule 13D/A	Page 14 of 15 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this Amendment is true, complete, and correct.

Dated as of June 3, 2016

Green Equity Investors VI, L.P.
By: GEI Capital VI, LLC, its General Partner

By:	/S/ ADRIAN J. MAIZEY
Name:	Adrian J. Maizey
Title:	Chief Operating Officer and Secretary

Green Equity Investors Side VI, L.P.
By: GEI Capital VI, LLC, its General Partner

By:	/S/ ADRIAN J. MAIZEY
Name:	Adrian J. Maizey
Title:	Chief Operating Officer and Secretary

LGP Malted Coinvest LLC
By: Peridot Coinvest Manager LLC, its Manager
By: Leonard Green & Partners, L.P., its Manager
By: LGP Management, Inc., its General Partner

By:	/S/ ADRIAN J. MAIZEY
Name:	Adrian J. Maizey
Title:	Chief Operating Officer and Secretary

GEI Capital VI, LLC

By:	/S/ ADRIAN J. MAIZEY
Name:	Adrian J. Maizey
Title:	Chief Operating Officer and Secretary

Green VI Holdings, LLC

By:	/S/ ADRIAN J. MAIZEY
Name:	Adrian J. Maizey
Title:	Chief Operating Officer and Secretary

Leonard Green & Partners, L.P.
By: LGP Management, Inc., its General Partner

By:	/S/ ADRIAN J. MAIZEY
Name:	Adrian J. Maizey
Title:	Chief Operating Officer and Secretary

CUSIP No. 819047 101	Schedule 13D/A	Page 15 of 15 Pages

LGP Management, Inc.

By:	/S/ ADRIAN J. MAIZEY
Name:	Adrian J. Maizey
Title:	Chief Operating Officer and Secretary

Peridot Coinvest Manager LLC
By: Leonard Green & Partners, L.P., its Manager
By: LGP Management, Inc., its General Partner

By:	/S/ ADRIAN J. MAIZEY
Name:	Adrian J. Maizey
Title:	Chief Operating Officer and Secretary

/S/ ADRIAN J. MAIZEY
Adrian J. Maizey, as Attorney-in-Fact for
Jonathan D. Sokoloff

/S/ ADRIAN J. MAIZEY
Adrian J. Maizey, as Attorney-in-Fact for
J. Kristofer Galashan